                                  SCHEDULE 14C
                                 (RULE 14c-101)

                  INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION

                INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Check the appropriate box:


[ ] Preliminary Information Statement


[ ] Confidential, for use of the Commission only (as permitted by Rule
    14(c)-5(d)(2))


[X] Definitive Information Statement


                        NATIONWIDE SEPARATE ACCOUNT TRUST
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act 14c-5(g) and 0-11.

    1) Title of each class of securities to which transaction applies: _________

    2) Aggregate number of securities to which transaction applies: ____________

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):____

       -------------------------------------------------------------------------

    4) Proposed maximum aggregate value of transaction:_________________________

    5) Total fee paid:__________________________________________________________

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid: _________________________________________________

    2) Form, Schedule or Registration Statement No.: ___________________________

    3) Filing Party: ___________________________________________________________

    4) Date Filed:  ____________________________________________________________

December 22, 1998

TO:  Shareholders of the Nationwide Small Company Fund

Dear Shareholder:

Enclosed you will find a notice concerning a change involving one of the subadvisers of the Nationwide Small Company Fund. Specifically, the Fund's Board of Trustees has selected Lazard Asset Management to manage the international portfolio of the Fund, replacing Pictet International Management Limited and Van Eck Associates. The change was effective October 1, 1998.

The Board replaced the former managers upon the recommendation of Nationwide Advisory Services, Inc. ("NAS"), the Fund's adviser. This recommendation was based on several factors, including:

o Significant turnover involving the former manager's portfolio management team, including resignations in May, 1998 of two key team members.

o A well-defined investing process on the part of Lazard, and significant depth of resources dedicated to international equity management.

o Strong historical international small cap investment performance by Lazard across the most recent one, two, and three-year time periods, as well as year-to-date through 9/30/98.

Ongoing advisory and subadvisory fees will remain the same under this new arrangement. Please read the enclosed document for additional information.

We look forward to continue serving you and the Fund in the future.

Sincerely,

/s/ JAMES F. LAIRD, JR.
-----------------------
James F. Laird, Jr.
Treasurer, Nationwide Separate Account Trust

                          NATIONWIDE SMALL COMPANY FUND

                  A SERIES OF NATIONWIDE SEPARATE ACCOUNT TRUST
                             THREE NATIONWIDE PLAZA
                              COLUMBUS, OHIO 43215.

                              INFORMATION STATEMENT

         The Board of Trustees of Nationwide Separate Account Trust (the "Board of Trustees") is furnishing this Information Statement to all owners of variable annuity contracts or variable life insurance policies issued by Nationwide Life Insurance Company or Nationwide Life and Annuity Insurance Company who are entitled to give voting instructions to the shareholders of Nationwide Small Company Fund (collectively, "Contract Owners"). Nationwide Small Company Fund ("the Fund") is a series of Nationwide Separate Account Trust (the "Trust").


         The Board of Trustees is furnishing this Information Statement pursuant to the terms of an exemptive order issued by the U.S. Securities and Exchange Commission (the "Commission"). The order permits the Board of Trustees to change the Fund's subadvisers without shareholder approval provided that information required in an Information Statement regarding the change in subadvisers is given to Contract Owners who have selected the Fund as an underlying mutual fund option. The order was obtained following a vote by the Contract Owners in September 1997 authorizing the Board of Trustees, without shareholder approval, to appoint, replace or terminate subadvisers for the Fund or to amend the terms of any subadvisory agreement entered into on behalf of the Fund.

         The Fund will pay for the cost of preparing and mailing this Information Statement, which will be mailed on or about December 28, 1998 to all Contract Owners.


         WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                                  INTRODUCTION

         The Trust is an open-end investment company organized under the laws of Massachusetts by a Declaration of Trust dated June 30, 1981, as amended. The Trust offers shares in fifteen separate series, or mutual funds, including the Fund, each with its own investment objective. The Fund is managed by Nationwide Advisory Services, Inc. (the "Adviser"), Three Nationwide Plaza, Columbus, Ohio 43215, and five subadvisers (the "Subadvisers"): Strong Capital Management Inc., The Dreyfus Corporation, Warburg Pincus Asset Management, Inc., Neuberger & Berman LLC, and Lazard Asset Management ("Lazard"). Lazard began serving as a Subadviser on October 1, 1998, following a decision by the Board of Trustees to approve a new subadvisory agreement with Lazard and to terminate the Fund's then current subadvisory relationship with Pictet International Management Limited ("Pictet") and Van Eck Associates ("Van Eck"). The decision by the Board of Trustees to replace Pictet and Van Eck with Lazard and other important information is described in more detail below.

                       THE FUND'S ADVISER AND SUBADVISERS

         The Trust (acting on behalf of the Fund) has entered into an Investment Advisory Agreement with the Adviser dated as of October 20, 1995. The Adviser oversees the management of the Fund and, subject to the supervision and direction of the Board of Trustees, determines how the Fund's assets should be allocated among the Subadvisers. The Adviser also evaluates and monitors the performance of the Subadvisers. Although the Adviser is authorized to select and place portfolio investments on behalf of the Fund, the Adviser generally limits its direct portfolio management to the investment of a portion of the Fund's assets in cash or money market instruments. The Adviser is responsible for communicating performance expectations and evaluations to the Subadvisers and recommending to the Board of Trustees whether a Subadviser's contract should be renewed, modified or terminated. The Adviser regularly provides written reports to the Board of Trustees describing the results of its evaluation and monitoring functions.

         The Fund pays the Adviser a fee at the annual rate of 1.00% of the Fund's average daily net assets. The Adviser has voluntarily agreed to waive all or part of its fees in order to limit the Fund's total operating expenses to not more than 1.25% of the Fund's average daily net assets on an annual basis. These fee waivers are voluntary and may be terminated at any time. During the year ended December 31, 1997, the Adviser received from the Fund advisory fees in the amount of $2,520,540 and did not waive any fees nor reimburse any of the Fund's expenses.

         The Adviser and the Trust (acting on behalf of the Fund) have entered into subadvisory agreements with each of the Subadvisers. The Subadvisers each manage a portion of the Fund's assets in accordance with the Fund's investment objective and policies. With regard to the portion of the Fund's assets allocated to it by the Adviser, each Subadviser makes investment decisions for the Fund and purchases and sells securities for the Fund. For the investment management services they provide to the Fund, each Subadviser, including Lazard, receives a fee from the Adviser at an annual rate of 0.60% of the average daily net assets of the portion of the Fund managed by the Subadviser. Prior to the termination of their subadvisory agreement, Pictet and Van Eck together received a fee from the Adviser at an annual rate of 0.60% of the average daily net assets of the portion of the Fund they managed. During the year ended December 31, 1997, the Adviser paid a total of $1,402,367 in fees to the Subadvisers. Of this amount, the Adviser paid Pictet and Van Eck fees in the amount of $212,277 and $42,455, respectively.


         Pictet and Van Eck served as co-subadvisers with respect to the international portion of the Fund's portfolio from October 23, 1995, the date on which the Fund commenced operations, until October 1, 1998. As of June 30, 1998, Pictet and Van Eck managed approximately $67 million of the Fund's $395 million portfolio. Pictet was responsible for daily trading and management of this portion of the Fund's portfolio; Van Eck recommended securities issued by companies engaged certain non-agricultural commodities businesses and provided other assistance to Pictet. Pictet's approach to investing was a combination of top-down asset allocation and bottom-up security selection. Pictet analyzed macroeconomic trends to determine the weight to be given to various countries in selecting securities. Individual stock selection was based on systematic, data-driven fundamental analysis. Pictet sought to invest in companies that were in strong financial condition and that had demonstrated earnings growth.

                    RECOMMENDATION TO REPLACE TWO SUBADVISERS


         In May 1998, two senior employees of Pictet who were involved in the day-to-day investment activities of the Fund resigned from Pictet, prompting the Adviser to review Pictet's and Van Eck's current and future capabilities as part of the Adviser's responsibility to recommend to the Board of Trustees whether or not the subadvisory agreement with Pictet and Van Eck should be renewed. The Adviser decided not to recommend renewal of this subadvisory agreement because of the personnel turnover at Pictet and because the Adviser was not satisfied with the ability of Pictet and Van Eck to execute their investment strategy successfully. The Adviser was also concerned about the depth of Pictet's resources. While conducting its review of Pictet and Van Eck, the Adviser also conducted a thorough search for other managers experienced with international investments in small capitalization companies. After conducting interviews, performing on-site due diligence, and otherwise analyzing potential replacements, the Adviser decided to recommend to the Board of Trustees that it approve the appointment of Lazard to replace Pictet and Van Eck. The Adviser based its decision to recommend Lazard on a number of factors, including the depth of Lazard's resources, particularly those dedicated to international equity management, the investment process employed by Lazard, which the Adviser concluded was disciplined, well articulated, and consistently followed, Lazard's team approach to portfolio management and the experience of the individuals in its international small capitalization company group, and its investment performance both on an absolute basis and relative to peer groups.


                        BOARD OF TRUSTEES' CONSIDERATIONS

         At a regular meeting of the Board of Trustees held on September 1, 1998, the Board of Trustees conducted its annual review of the Fund's investment advisory agreements. As part of this review, the Board of Trustees formally considered the Adviser's recommendation not to renew the subadvisory agreement with Pictet and Van Eck and to replace them with Lazard. The Board of Trustees reviewed a report that described in detail the basis for the Adviser's recommendation and also reviewed the proposed subadvisory agreement with Lazard. The Board of Trustees was advised that the proposed subadvisory agreement with Lazard was similar in all material respects to the subadvisory agreement with Pictet and Van Eck, particularly with respect to the fees payable under the agreements (0.60% of the Fund's average daily net assets to be managed under both agreements) and services to be provided. The Adviser also pointed out to the Board of Trustees that Lazard had been approved as subadviser for the Prestige International Fund, another fund that is advised by the Adviser.

         Having carefully considered the Adviser's recommendation and the reasons for it, the Board of Trustees, including a majority of the Trustees who were not interested persons of the Adviser or the Subadvisers, approved the termination of the subadvisory agreement with Pictet and Van Eck and the appointment of Lazard to serve as a new Subadviser. The termination of the subadvisory agreement with Pictet and Van Eck and the appointment of Lazard as a Subadviser both took effect on October 1, 1998. The Board of Trustees also approved the form of the subadvisory agreement between the Adviser and the Trust (acting on behalf of the Fund) and Lazard. In doing so, the Board of Trustees found that the compensation payable under the subadvisory agreement with Lazard was fair and reasonable in light of the services to be provided and the expenses to be assumed by Lazard under this agreement.

                      COMPARISON OF SUBADVISORY AGREEMENTS

          The subadvisory agreement with Lazard (the "New Agreement") is the same in all material respects as the subadvisory agreement with Pictet and Van Eck (the "Former Agreement"). The Former Agreement took effect on October 20, 1995 and was approved by the Fund's initial shareholder on October 20, 1995. The Former Agreement has not been submitted for shareholder approval since then. The fees are the same under both agreements. Under the Former Agreement, Pictet was paid a fee of 0.50% of the portion of the Fund's average daily net assets that were managed by Pictet and Van Eck, and Van Eck was paid a fee of 0.10% of such assets, for a total fee of 0.60% of such assets. Under the New Agreement, Lazard will be paid a fee of 0.60% of the portion of the Fund's average daily net assets that are managed by Lazard.

          The Former Agreement had a two-year term and continued automatically for successive one-year terms provided that its continuance was approved annually by the Board of Trustees. The New Agreement is the same except that it has an initial one-year term. Both agreements can be terminated on 60 days' notice and both terminate automatically if they are assigned to anyone else.

          The Adviser's responsibilities under the Former Agreement and the New Agreement are the same. Under both agreements the Adviser is responsible for assigning a portion of the Fund's assets to the Subadvisers and for overseeing and reviewing the performance of the Subadvisers. The duties of Lazard under the New Agreement are the same as the duties required of Pictet and Van Eck as co-subadvisers under the Former Agreement. Lazard is required to manage the portion of the Fund's portfolio allocated to it by the Adviser in accordance with the Fund's investment objective and policies, subject to the supervision and control of the Adviser and the Board of Trustees.

          The brokerage provisions of the Former Agreement and the New Agreement are the same in all material respects. Under the Former Agreement, Pictet and Van Eck were authorized to purchase and sell securities on behalf of the Fund through brokers or dealers and to negotiate commissions to be paid on such transactions. In doing so, Pictet and Van Eck were required to use reasonable efforts to obtain the most favorable price and execution available but were permitted, subject to certain limitations, to pay brokerage commissions that were higher than what another broker might have charged in return for brokerage and research services. The New Agreement contains provisions that are the same in all material respects.

          The indemnification and liability provisions of the Former Agreement and the New Agreement are the same in all material respects. Pictet and Van Eck were required under the Former Agreement to indemnify the Adviser and the Trust for any liability or expenses incurred by them as a result Pictet's or Van Eck's willful misfeasance, bad faith, gross negligence, reckless disregard of their duties, or violation of applicable law. Under the Former Agreement, Pictet and Van Eck could not be held liable to the Adviser, the Trust, the Fund, or the Fund's shareholders in the absence of willful misfeasance, bad faith or gross negligence on the part of Pictet or Van Eck or a gross disregard of their duties under the Former Agreement. Nothing, however, relieved Pictet or Van Eck from any of their obligations under federal and state securities laws and other applicable law. The New Agreement contains provisions that are the same in all material respects to the foregoing.

         The foregoing description of the Former Agreement and the New Agreement is only a summary and is qualified in its entirety by reference to the text of the full agreements. A copy of the Former Agreement is on file with the Commission. A copy of the New Agreement may be obtained without charge by writing to the Adviser at the address on the first page of this Information Statement.

                         OTHER INFORMATION ABOUT LAZARD

         Lazard manages over $62 billion in investments for corporations, endowments, public and private pension plans and wealthy individuals and is recognized as one of the premier global investment advisory firms. Lazard is a New York-based division of Lazard Freres & Co. LLC ("Lazard Freres"), a New York limited liability company. Lazard Freres, one of the world's first global investment banks, has advised sophisticated investors for more than 150 years. Lazard has offices in New York and San Francisco. In addition, Lazard provides asset management services worldwide through its subsidiaries in London, Paris, Tokyo, Sydney and Cairo. The address of Lazard Freres is 30 Rockefeller Center, New York, New York 10112.

         Lazard Freres has 65 general members and 27 limited members; a substantial majority of Lazard Freres is owned by its members who are active employees. Of the 65 general members, 63 are individuals, all of whom are active employees and are known as Managing Directors. Eleven of Lazard Freres' Managing Directors and two of its Limited Managing Directors are assigned to Lazard. These individuals and their primary responsibilities are as follows (each of their addresses is at Lazard Freres, 30 Rockefeller Center, New York, New York 10112):

           NAME                              POSITION WITH LAZARD FRERES              PRIMARY RESPONSIBILITY
           ----                              ---------------------------              ----------------------
Norman Eig                                     Managing Director                   Vice Chairman
Herbert W. Gullquist                           Managing Director                   Vice Chairman, Chief Investment
                                                                                   Officer
Eileen D. Alexanderson                         Managing Director                   Global Small / Mid Cap Equity
Thomas F. Dunn                                 Managing Director                   Global Fixed Income
Ira O. Handler                                 Managing Director                   Global Fixed Income
Ivan J. Kerno                                  Limited Managing Director           Lazard Europe
Larry A. Kohn                                  Managing Director                   Institutional Investments
Robert P. Morgenthau                           Managing Director                   Global Marketing
John Reese                                     Limited Managing Director           Private Client Investments
John R. Reinsberg                              Managing Director                   International / Global Equity
Michael S. Rome                                Managing Director                   U.S. / Global Equity /
                                                                                   Opportunities
Michael P. Triguboff                           Managing Director                   Lazard Pacific
Alexander E. Zagoreos                          Managing Director                   Emerging Markets / Closed-End
                                                                                   Funds

         Lazard Freres also has a class of directors who do not participate directly in the profits of Lazard Freres. Three such directors, Charles Carroll,
R. Dyke Benjamin, and Leonard Wilson, are assigned to Lazard.


         Lazard serves as adviser or subadviser to two mutual funds that are not affiliated with the Fund or the Adviser but that have investment objectives that are similar to the Fund's. The following table sets forth certain information about these unaffiliated funds and Lazard's advisory relationship to them.



                              ADVISORY                                          NET ASSETS AS OF
      MUTUAL FUND           RELATIONSHIP             ANNUAL FEE                 NOVEMBER 30, 1998
      -----------           ------------             ----------                 -----------------
Lazard International          Adviser        0.75% of the fund's average          $180.0 million
Small Cap Portfolio                          net assets(1)

MEMBERS                       Subadviser     0.75% of the fund's average          $ 30.3 million
International Stock Fund                     net assets that are managed by
                                             Lazard and invested in
                                             international small
                                             capitalization securities

(1) Lazard has agreed voluntarily to reduce this fee and, if necessary, to reimburse this mutual fund if the annualized operating expenses of the retail class shares of this fund exceed 1.43% of the average net assets of the retail class shares.


                             ADDITIONAL INFORMATION


         As of December 3, 1998, to the Trust's knowledge, the following are the only persons who had or shared voting or investment power over more than 5% of the outstanding shares of the Fund:



            NAME AND ADDRESS                     AMOUNT AND NATURE OF VOTING AND            PERCENT OF THE FUND'S
            ----------------                            INVESTMENT POWER                     OUTSTANDING SHARES
                                                        ----------------                     -------------------
Separate accounts of Nationwide                Shared voting and investment
Life Insurance Company, One                    power over 24,264,501 shares of the
Nationwide Plaza, Columbus,                    Fund.                                                95.58%
Ohio, 43215


         As of December 3, 1998, the officers and Trustees of the Trust as a group owned less than 1% of the outstanding shares of beneficial interest of the Fund.


         Although Contract Owners are not being asked to vote on the replacement of Pictet and Van Eck with Lazard, the Trust is required by the rules of the Commission to summarize the voting rights of Contract Owners. Whenever a matter affecting the Fund requires shareholder approval, a shareholder meeting generally will be held and a proxy statement and proxy/voting instruction form will be sent to the Fund's shareholders and to Contract Owners who have selected the Fund as an underlying mutual fund option. Contract Owners do not vote on such matters directly because they are not shareholders of the Fund, but they will be asked in the proxy statement to give voting instructions to those separate accounts of Nationwide Life Insurance Company that are shareholders of the Fund. These separate accounts will then vote the shares of the Fund attributable to the Contract Owners in accordance with the voting instructions received from the Contract Owners. If voting instructions are not received, the separate accounts will vote the shares of the Fund for which voting instructions have not been received in proportion (for, against or abstain) to those for which timely voting instructions have been received. Each share of the Fund is entitled to one vote, and each fraction of a share is entitled to a proportionate fractional vote. Contract Owners will also be permitted to revoke previously submitted voting instructions in accordance with instructions contained in the proxy statement sent to the Fund's shareholders and to Contract Owners.

         The foregoing description of Contract Owner voting rights is only a brief summary of these rights; whenever shareholder approval of a matter affecting the Fund is required, the proxy statement sent to the Fund's shareholders and to Contract Owners will fully describe the voting rights of Contract Owners and the voting procedures that will be followed at the shareholder meeting.


         Because the Fund is sold as an underlying mutual fund option in variable annuity and insurance products, the Fund has no principal underwriter. However, the Adviser provides marketing and wholesaling at no additional cost to the Fund. The Adviser also serves as the Fund's administrator.

         No officer or Trustee of the Trust is an officer, employee, director, or member of Lazard Freres, nor do any such officers or Trustees own securities issued by Lazard Freres or have any other material direct or indirect interest in Lazard Freres.

         In addition to serving as a Subadviser to the Fund, Neuberger & Berman LLC ("Neuberger & Berman") is also a registered broker-dealer. As a result, Neuberger & Berman is deemed to be an affiliated broker of the Fund under the Investment Company Act of 1940, as amended. During the year ended December 31, 1997, the Fund paid brokerage commissions totaling $39,069 to Neuberger & Berman, which equaled 3.95% of all brokerage commissions paid by the Fund during that year.

         THE TRUST WILL FURNISH, WITHOUT CHARGE, A COPY OF THE TRUST'S MOST RECENT ANNUAL REPORT TO SHAREHOLDERS AND SEMI-ANNUAL REPORT TO SHAREHOLDERS SUCCEEDING THE ANNUAL REPORT, IF ANY, UPON REQUEST, WHICH REQUEST MAY BE MADE EITHER BY WRITING TO THE TRUST AT THE ADDRESS CONTAINED ON THE FIRST PAGE OF THIS INFORMATION STATEMENT OR BY CALLING TOLL-FREE (800) 848-0920. THE ANNUAL REPORT AND THE SEMI-ANNUAL REPORT WILL BE MAILED TO YOU BY FIRST-CLASS MAIL WITHIN THREE BUSINESS DAYS OF RECEIPT OF YOUR REQUEST.

                                     By Order of the Trustees


                                     Elizabeth A. Davin, Secretary


December 22, 1998